UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2019

XPO LOGISTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32172	03-0450326
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five American Lane, Greenwich, Connecticut 06831
(Address of principal executive offices)

(855) 976-6951
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	XPO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment of Employment Agreements with Bradley S. Jacobs, Troy A. Cooper, and Mario A. Harik

On June 5, 2019, the Compensation Committee (the “Committee”) of the Board of Directors of XPO Logistics, Inc. (the “Company”) approved amendments to the employment agreements with each of Bradley S. Jacobs, Chairman and Chief Executive Officer, Troy A. Cooper, President, and Mario A. Harik, Chief Information Officer, to reflect increases to each such officer’s base salary and target bonus opportunity. The approved base salary and target bonus amount for each officer is shown below.

Named Executive Officer	Base Salary	Target Annual Bonus Opportunity
Bradley S. Jacobs	$1,000,000	200% of Base Salary
Troy A. Cooper	$650,000	200% of Base Salary
Mario A. Harik	$500,000	125% of Base Salary

Employment Agreement with Sarah J.S. Glickman

On June 5, 2019, the Committee approved an employment agreement with Sarah J.S. Glickman, Acting Chief Financial Officer (the “Employment Agreement”) that is generally consistent with its standard form of employment agreement for executive officers. Pursuant to the Employment Agreement, Ms. Glickman will serve as the Acting Chief Financial Officer of the Company until a permanent Chief Financial Officer is appointed and, thereafter, in the role assigned to her by the Company, with an annual base salary of $425,000 and the opportunity to earn a performance-based bonus each year, targeted at 100% of base salary.

Upon Ms. Glickman’s termination of employment without cause (as defined in the Employment Agreement) either prior to a change of control of the Company or more than two years following a change of control of the Company, Ms. Glickman will be entitled to severance equal to six months of base salary, at the level in effect on the date of termination, any earned but unpaid annual bonus, and medical and dental coverage for a period of six months from the date of termination. In the event that, within two years following a change of control of the Company, the Company terminates Ms. Glickman’s employment without cause or Ms. Glickman resigns for good reason (as defined in the Employment Agreement), Ms. Glickman will receive a lump-sum cash payment equal to two times the sum of her base salary and target annual bonus, a prorated target bonus payment for the year of termination, and any earned but unpaid annual bonus, and medical and dental coverage for a period of 24 months from the date of termination. The severance benefits described in this paragraph are in all cases subject to Ms. Glickman’s execution and non-revocation of a release of claims.

The Employment Agreement also contains equity and annual bonus clawback provisions in the event of a restrictive covenant breach, termination of employment for cause, or engagement in fraud or willful misconduct that contributes materially to any financial restatement or material loss. Under the Employment Agreement, Ms. Glickman is subject to the following restrictive covenants: employee and customer non-solicitation during her employment and for a period of three years following her termination for any reason; confidentiality and non-disparagement during her employment and thereafter; and non-competition during her employment and for a period of two years following her termination for any reason. In addition, the Company generally has the option to extend the non-competition period for up to an additional year following a termination for any reason, provided that it continues to pay Ms. Glickman’s base salary as in effect on the date of termination during the extended non-competition period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2019	XPO LOGISTICS, INC.
	By:	/s/ Karlis P. Kirsis
Karlis P. Kirsis,
Senior Vice President, Corporate Counsel